Exhibit 4.16

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exclusive Technical and Consulting Service Agreement

This Exclusive Technical and Consulting Service Agreement (this “Agreement”) is made and entered into by and between the following Parties on June 29, 2023 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Zhejiang Baijiashilian Technology Co., Ltd.
Address:	Room 106-10, Building 1, No. 611 Yunxiu South Road, Wuyang Street, Deqing County, Huzhou City, Zhejiang Province (Moganshan National Hi-tech Zone)

Party B:	BaiJiaYun Group Co., Ltd.
Address:	Room 2280, Incubator Building 2, Zhongguancun Software Park, Haidian District, Beijing

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.	Party A is a wholly foreign-owned enterprise established in China, and has the necessary resources to provide technical and consulting services;

2.	Party B is an enterprise established in China and is permitted to engage in the business described in its business license by the relevant PRC government authorities. The businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.	Party A is willing to provide Party B with technical support, consulting services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee (s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the follows:

(1)	Licensing Party B to use any software and database legally owned by Party A;

(2)	Development, maintenance and updating of software involved in Party B’s business;

(3)	Design, installation, daily management, maintenance and updating of network systems, hardware and database design;

(4)	Technical guidance and training for employees of Party B;

(5)	Providing Party B with consultancy, collection and research of technology and market information (excluding market research business that foreign-invested enterprises are prohibited from conducting under PRC law) as well as relevant research and analysis;

(6)	Providing Party B with consultation concerning operation, management, business planning and strategic planning;

(7)	Providing Party B with market research and planning services, market development services and marketing consulting services;

(8)	Providing Party B with customer order management and customer services;

(9)	Leasing of equipments or properties; and

(10)	Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2	Party B irrevocably agrees to accept all of such services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. The Parties agree that Party A may appoint other parties including its affiliates, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the services under this Agreement.

1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the validity term of this Agreement, where necessary, Party B shall enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for specific services.

1.3.2	To better implement this Agreement, Party A and Party B agree that during the validity term of this Agreement, where necessary, Party B shall enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.3.3	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.3.4	The service fees payable by Party B to Party A under this Agreement shall be pledged by Party B’s shareholders of its equity interests in Party B to Party A. In order to ensure the Party B meets its cash flow requirements in its daily operation and/or to offset any operational losses incurred by Party B during its operation, regardless of whether such operational losses have actually been incurred by Party B, Party A may provide financial support to Party B (only to the extent permitted under the PRC law). Party A may provide financial support to Party B in the form of entrusted loans or loans, for which agreement on such entrusted loans or loans shall be entered into. If Party B is unable to repay, Party A shall have the right to withhold the repayment right.

1.3.5	To ensure Party B’s performance of this Agreement, subject to the compliance with the applicable laws, Party B agrees to, at Party A’s request, pledge/mortgage its accounts receivable in its business and all the assets of the company to Party A as security. Party B, the shareholders of Party B and other related parties shall, at Party A’s request, execute other agreements (including but not limited to the pledge of accounts receivable or pledge agreement for registration of accounts receivable) and complete the relevant registration procedures for the aforesaid security.

2.	The Calculation and Payment of the Service Fees

2.1	Subject to applicable PRC laws, Party A has the right to determine the amount of the Service Fees based on specific technical consultations and services provided by Party A to Party B and/or any of its subsidiary entities (if any), and in light of Party A’s contribution to Party B, Party B’s business conditions and Party B’s development needs. The calculation and payment of the Service Fees are set out in Appendix 1.

2.2	If Party A, in its sole discretion, determines that the calculation method of the Service Fees is no longer applicable during the term of this Agreement, Party A shall have the right to adjust the Service Fees at any time by giving Party B ten (10) days’ prior written notice.

2.3	Within three (3) months after the end of each calendar year, Party B shall deliver to Party A the audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A. Party B shall prepare financial statements in accordance with laws and business practices as required by Party A;

2.4	Party B shall pay the Service Fees determined in accordance with this Article to Party A in a lump sum to Party A within fifteen (15) business days after Party A verifies the financial statements provided by Party B under Article 2.3, determines the Service Fees in accordance with Article 2.1 and notifies Party B in writing. If Party A changes its bank account, it shall notify Party B in writing seven (7) business days in advance.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1	Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Unless explicitly authorized by Party A, Party B shall not have any rights or interests in any intellectual property rights belonging to Party A used by Party B to provide the service hereunder.

3.2	Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.3	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities, provided that the other Party shall be notified in writing immediately after such disclosure; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1	Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1	Party B is an enterprise legally established and validly existing in accordance with the laws of China and will obtain or have obtained and maintained all government permits and licenses for engaging in the Principal Business;

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, enforceable in accordance with its terms.

5.	Term of this Agreement

5.1	This Agreement is executed by the Parties on the date first above written and shall become effective as of such date. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall continue to be effective.

5.2	During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by the relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to Beijing International Arbitration Center for arbitration, in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on both Parties.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	Liabilities for Breach and Compensation

7.1	If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to indemnify all damages; this Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3	Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1	In the case of force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, flu, wars, strikes, sanitary events or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall not be liable for such non-performance or partial performance. However, such affected Party shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2	If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Zhejiang Baijiashilian Technology Co., Ltd.

Address: Room 2173, 1/F, Incubator Building 2, Beijing Zhongguancun Software Park, Wang Dongbei, Haidian District, Beijing

Attention: [***]

Telephone: [***]

E-mail: [***]

Party B: BaiJiaYun Group Co., Ltd.

Address: Room 2280, Incubator Building 2, Zhongguancun Software Park, Haidian District, Beijing

Attention: [***]

Telephone: [***]

E-mail: [***]

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment of Agreement

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B but does not need any consent from Party B for such assignment.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendment and Supplement

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

The Parties unanimously agree and undertake that, the Exclusive Technical and Consulting Service Agreement regarding BaiJiaYun Group Co., Ltd., which has been entered into by the Parties on January 2, 2023, shall be automatically terminated and rescinded after the execution of this Agreement, and this Agreement shall prevail in respect of the relevant exclusive technical and consulting service matters.

13.	Language and Counterparts

This Agreement is made in Chinese in several counterparts, and each counterpart shall have the same legal effect. The Parties may execute a counterpart of this Agreement.

(The remainder of this page is intentionally left blank and the signature page for this Agreement follows)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute the Exclusive Technical and Consulting Service Agreement as of the date first above written.

Party A: Zhejiang Baijiashilian Technology Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Reprehensive

Party B: BaiJiaYun Group Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Reprehensive

Signature Page of the Exclusive Technical and Consulting Service Agreement

Appendix 1

Calculation and Payment of Service Fees

1.	Calculation and Payment of Service Fees

1.1	The Service Fees under this Agreement may be calculated on the basis of Party B’s revenue and related operating costs, selling, management and other costs and fees, and may be charged as follows:

(a)	Based on the revenue of Party B at the percentage agreed by Party A;

(b)	Based on the fixed royalty agreed by Party A for specific software, and/or

(c)	Other payment methods determined by Party A from time to time according to the nature of services provided.

1.2	Party A shall issue a written confirmation of the Service Fees to Party B, and the specific amount of the Service Fees shall be determined by Party A after the consideration of the following factors:

(a)	The technical difficulty and complexity of the services provided by Party A;

(b)	The man-hours of the employees of Party A in respect of such services;

(c)	The contents and commercial value of the services provided by Party A;

(d)	The basic price of similar services in the market.

(e)	The operation performance and development needs of Party B, including compensation of losses of previous years incurred by Party B (if necessary), and the necessary costs, expenses and taxes necessary for the business operation.

2.	Party A shall calculate the Service Fees on a fixed period basis and will issue corresponding invoices to Party B. Party B shall pay the Service Fees to the bank account designated by Party A within ten (10) business days after receiving the invoice, and send a copy of the payment voucher to Party A by fax or email within ten (10) business days after the payment. Party A shall issue receipt within ten (10) business days after receiving the Service Fees.

APPENDIX 1